Exhibit 99.1

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER

AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2003

ISSAQUAH, Wash., May 28—Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (12 weeks) and the first thirty-six weeks of fiscal 2003, ended May 11, 2003.

Net sales for the third quarter of fiscal 2003 increased 11% to $9.34 billion from $8.44 billion during the third quarter of fiscal 2002. On a comparable warehouse basis, that is warehouses open at least a year, net sales increased 6%.

Net income for the third quarter of fiscal 2003 increased 18% to $153.8 million, or $.33 per share (diluted), from $130.4 million, or $.28 per share (diluted), during the third quarter of fiscal 2002.

Net sales for the first thirty-six weeks of fiscal 2003 increased 9% to $28.28 billion from $25.94 billion during the first thirty-six weeks of fiscal 2002. Comparable warehouse sales during the first thirty-six weeks of fiscal 2003 increased 5% over the prior year’s level.

Net income for the first thirty-six weeks of fiscal 2003 increased 6% to $481.6 million, or $1.02 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2002 of $452.6 million, or $.96 per diluted share. Excluding the pre-tax charge of $26 million ($16 million or $.03 per diluted share after tax) reflecting an increase in workers’ compensation loss reserves, which was booked in the second quarter of fiscal 2003, net income for the first thirty-six weeks of fiscal 2003 would have been $497.6 million, or $1.05 per diluted share, reflecting a 10% increase in net income over the prior year’s thirty-six week period.

Costco currently operates 416 warehouses, including 307 in the United States, 61 in Canada, 15 in the United Kingdom, five in Korea, three in Taiwan, four in Japan and 21 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com. The Company plans to open three additional new warehouses prior to the end of its 2003 fiscal year on August 31, 2003, and an additional 12 new warehouses (including the relocation of one warehouse to a larger and better-located facility) prior to the end of calendar year 2003.

A conference call to discuss these third quarter results is scheduled for 8:00 a.m. (PDT) today, May 28, 2003, and is available via a webcast on www.costco.com (go to Customer Service, Investor Relations, Financial Releases and click on the “Live Webcast” icon).

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 11, 2003	May 12, 2002	May 11, 2003	May 12, 2002
REVENUE
Net sales	$9,344,959	$8,436,807	$28,275,854	$25,942,296
Membership fees and other	198,112	179,940	579,969	523,856

Total revenue	9,543,071	8,616,747	28,855,823	26,466,152
OPERATING EXPENSES
Merchandise costs	8,358,323	7,583,251	25,247,631	23,229,678
Selling, general and administrative	923,309	806,617	2,779,139	2,432,740
Preopening expenses	5,853	6,077	31,115	36,827
Provision for impaired assets and closing costs	6,000	4,500	15,500	16,050

Operating income	249,586	216,302	782,438	750,857
OTHER INCOME (EXPENSE)
Interest expense	(8,715)	(8,643)	(25,186)	(21,080)
Interest income and other	9,179	9,624	25,796	24,527

INCOME BEFORE INCOME TAXES	250,050	217,283	783,048	754,304
Provision for income taxes	96,270	86,913	301,474	301,722

NET INCOME	$153,780	$130,370	$481,574	$452,582

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$.34	$.29	$1.06	$1.00

Diluted	$.33	$.28	$1.02	$.96

Shares used in calculation (000’s)
Basic	456,370	454,272	455,956	453,047
Diluted	479,183	480,256	478,889	479,250